Exhibit 99.1
Esperion Reports Second Quarter 2024 Financial Results and Provides a Business Update

– Total Revenue Increased 186% Year-over-Year to $73.8 Million with
U.S. Net Product Revenue of $28.3 Million, Representing 39% Growth –

– Total Retail Prescription Equivalents Increased 14% from First Quarter, with ~11% Increase During Final Four Weeks of Second Quarter –

– Completed Transformational Transaction by Monetizing European Royalties on Bempedoic Acid Product Sales to OMERS Life Sciences for $304.7 Million and Allocated Proceeds for Early, Discounted Payoff and Termination of Oberland Capital Revenue Interest Facility –

– Conference Call and Webcast Today at 8:00 a.m. ET –

ANN ARBOR, Mich., August 12, 2024 (GLOBE NEWSWIRE) – Esperion (NASDAQ: ESPR) today reported financial results for the second quarter ended June 30, 2024, and provided a business update.

“Throughout the second quarter, we continued to execute our strategy across all key areas of our business that are important for long-term success and value creation,” stated Sheldon Koenig, President and CEO of Esperion. “In addition to achieving notable growth in U.S. product revenue, we made great inroads updating utilization management criteria across multiple payers, which underscores their recognition of the potential clinical benefits for patients who are unable to achieve their LDL-C goals or reduce their cardiovascular risk with current therapies and paves the way for further prescription growth and increasing product revenue. In collaboration with our global partners, we made great strides expanding our international reach, which we believe will be a meaningful revenue driver over time.”

“Importantly, we also monetized our European royalties and used the proceeds for the early, discounted payoff and termination of the Oberland revenue interest facility. This transformational transaction provides us with increased operational and financial flexibility and strategically unencumbers our balance sheet from senior secured liens by leveraging what we believe is an undervalued asset that has not been fully recognized in the market,” added Koenig.

Second Quarter 2024 Key Accomplishments and Recent Highlights

Monetized European Royalties

•Entered into a Royalty Purchase Agreement with OMERS Life Sciences (OMERS), under which Esperion received approximately $304.7 million in cash from OMERS in exchange for 100% interest, subject to a cap, of Esperion’s expected royalty entitlement on Daiichi Sankyo Europe’s (DSE) net sales of bempedoic acid products in the European territories. OMERS will receive a tiered royalty ranging from 15-25% of net bempedoic acid product sales in Europe, until it has received an aggregate amount equal to 1.7x its investment. Thereafter, all future royalty payments from DSE royalties will revert back to Esperion.

•Proceeds from the Royalty Purchase Agreement facilitated early payout and termination of the Oberland secured facility, removing all liens and covenants associated with that agreement.
•Esperion will continue to receive any earned sales-based milestone payments following the first achievement of defined net sales under the DSE agreement, which could cumulatively amount to up to $300 million in potential future payments.
•This transaction enhances Esperion’s operational and financial flexibility, strengthens its balance sheet, and better positions the Company to focus on optimizing its U.S. commercialization efforts.

Advanced US Commercialization Initiatives

•Partnered with major payers to improve the quantity and quality of coverage for NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe).
•Now more than 80% of payers previously covering the products have updated their utilization management (UM) criteria to include the recent label expansion.
•Increased preferred commercial coverage to 92% and Medicare preferred coverage to greater than 50%.
•The Company expects this expanded payer coverage to drive further increases in physician confidence to prescribe NEXLETOL and NEXLIZET, ultimately leading to higher product sales in the upcoming quarters and beyond.
•Made significant advances in prescription growth and sales performance through innovative commercial initiatives, which included targeted in-person and digital sales and marketing campaigns, driving the adoption and revenue growth of NEXLETOL and NEXLIZET.
•Expanded sales force targeted specific subsets of primary care physicians and cardiologists with in-person detailing.
•Increased digital campaign tactics to include a full-scale approach across eight channels to reach physicians, including search, email, peer-to-peer, EHR, point of care, banners and social media, to reach over 90% of the targeted healthcare providers.
•As a result of these combined initiatives, the Company now has more than 21,000 healthcare practitioners writing scripts for NEXLETOL and NEXLIZET, and total retail prescription equivalents increased 11% during the four weeks of June compared to the prior four weeks in May.
•Received a five-year patent extension for bempedoic acid, contained in NEXLETOL and NEXLIZET, through December 3, 2030.

Significant International Progress

•NILEMDO® and NUSTENDI® received label expansion approval from the European Commission as treatments to reduce cardiovascular risk by lowering LDL-C levels.
•Otsuka Pharmaceutical, Esperion’s collaborator in the Japanese market, announced that the primary endpoint of LDL-C reduction from baseline at Week 12 was achieved with statistical significance in the Phase 3 clinical trial in Japan for bempedoic acid as a treatment for hypercholesterolemia. Otsuka plans to file a New Drug Application (NDA) in Japan in the second half of 2024, with expected approval and National Health Insurance (NHI) pricing anticipated in 2025.

•New Drug Applications in Canada, Australia and Israel are on track for submission by the end of this year.

Publications and Presentations

•Continued to accumulate a growing body of clinical and scientific data published in support of the cardiovascular risk reduction benefits of bempedoic acid.
•“Comparative Cardiovascular Benefits of Bempedoic Acid and Statin Drugs” published in the Journal of the American College of Cardiology. This analysis of CLEAR Outcomes data demonstrated the cardiovascular risk reduction benefit of bempedoic acid treatment predicted per unit decrease in LDL-C is comparable to that seen in statin trials.
•“Impact of the COVID‐19 Pandemic on Conduct and Results of CLEAR Outcomes Trial” published in the Journal of Clinical Cardiology. This analysis confirms the benefit of bempedoic acid and suggests that the global COVID-19 pandemic may have underestimated the benefit of bempedoic acid on both MACE-4 (cardiovascular (CV) death, nonfatal myocardial infarction (MI), nonfatal stroke, or coronary revascularization) and MACE-3 (cardiovascular (CV) death, nonfatal myocardial infarction (MI), nonfatal stroke) based on the contribution of undetermined deaths that likely represent COVID-19 infection or pandemic-related fatalities.

Second Quarter and YTD 2024 Financial Results

Revenue

•Total revenue for the three and six months ended June 30, 2024, was $73.8 million and $211.6 million, respectively, compared to $25.8 million and $50.1 million for the comparable periods in 2023, an increase of 186% and 322%, respectively.
•U.S. net product revenue for the three and six months ended June 30, 2024, was $28.3 million and $53.1 million, respectively, compared to $20.3 million and $37.3 million for the comparable periods in 2023, an increase of 39% and 42%, respectively, driven by retail prescription growth of 41% and 42%.
•Collaboration revenue for the three and six months ended June 30, 2024, was $45.5 million and $158.5 million, compared to $5.5 million and $12.8 million for the comparable periods in 2023, an increase of approximately 727% and 1138%, respectively, driven by revenue recognized from our Settlement Agreement with DSE, increased product sales to our international partners and sales growth within partner territories.

R&D Expenses

•Research and development expenses for the three and six months ended June 30, 2024, were $11.5 million and $24.9 million, compared to $22.1 million and $53.5 million for the comparable periods in 2023, a decrease of 48% and approximately 53%, respectively.
•The decrease is primarily related to the close-out of our CLEAR Outcomes study.

Selling, General and Administrative (SG&A) Expenses

•Selling, general and administrative expenses for the three and six months ended June 30, 2024, were $44.2 million and $86.2 million, compared to $34.0 million and $63.9 million for the comparable periods in 2023, an increase of 30% and 35%, respectively.
•The increase is primarily related to the ramp up of our sales force ahead of our commercial launch in addition to bonus payments and promotional costs.

Loss on extinguishment of debt. The Company incurred a one-time loss of $53.2 million for the three and six months ended June 30, 2024, related to the termination of the Oberland revenue interest purchase agreement.

Net Loss. The Company had net losses of $61.9 million and $0.9 million for the three and six months ended June 30, 2024, compared to net losses of $49.9 million and $111.7 million for the comparable periods in 2023, respectively.

Earnings (Loss) Per Share. Basic and diluted net losses per share was $0.33 for the second quarter ended June 30, 2024, and $0.01 for the six months ended June 30, 2024, compared to basic and diluted net losses per share of $0.46 and $1.19, for the comparable periods in 2023, respectively.

Cash and Cash Equivalents. As of June 30, 2024, cash and cash equivalents totaled $189.3 million compared to $82.2 million as of December 31, 2023.

The Company ended the quarter with approximately 194.6 million shares of common stock outstanding, excluding 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing.

2024 Financial Outlook

The Company reiterates its full year 2024 operating expense guidance, which is expected to be approximately $225 million to $245 million, including $20 million in non-cash expenses related to stock compensation.

Conference Call and Webcast Information

Esperion will host a conference call and webcast at 8:00 a.m. ET to discuss financial results and business progress. Please click here to pre-register to participate in the conference call and obtain your dial in number and PIN.

A live audio webcast can be accessed on the investor and media section of the Esperion website at esperion.com/investor-relations/events. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company's website for approximately 90 days.

INDICATION
NEXLIZET and NEXLETOL are indicated:

•The bempedoic acid component of NEXLIZET and NEXLETOL is indicated to reduce the risk of myocardial infarction and coronary revascularization in adults who are unable to take recommended statin therapy (including those not taking a statin) with:
•established cardiovascular disease (CVD), or
•at high risk for a CVD event but without established CVD.
•As an adjunct to diet:

•NEXLIZET, alone or in combination with other LDL-C lowering therapies, to reduce LDL-C in adults with primary hyperlipidemia, including HeFH.
•NEXLETOL, in combination with other LDL-C lowering therapies, or alone when concomitant LDL-C lowering therapy is not possible, to reduce LDL-C in adults with primary hyperlipidemia, including HeFH.

IMPORTANT SAFETY INFORMATION

NEXLIZET and NEXLETOL are contraindicated in patients with a prior hypersensitivity to bempedoic acid or ezetimibe or any of the excipients. Serious hypersensitivity reactions including anaphylaxis, angioedema, rash, and urticaria have been reported.

Hyperuricemia: Bempedoic acid, a component of NEXLIZET and NEXLETOL, may increase blood uric acid levels, which may lead to gout. Hyperuricemia may occur early in treatment and persist throughout treatment, returning to baseline following discontinuation of treatment. Assess uric acid levels periodically as clinically indicated. Monitor for signs and symptoms of hyperuricemia, and initiate treatment with urate-lowering drugs as appropriate.

Tendon Rupture: Bempedoic acid, a component of NEXLIZET and NEXLETOL, is associated with an increased risk of tendon rupture or injury. Tendon rupture may occur more frequently in patients over 60 years of age, in those taking corticosteroid or fluoroquinolone drugs, in patients with renal failure, and in patients with previous tendon disorders. Discontinue NEXLIZET or NEXLETOL at the first sign of tendon rupture. Consider alternative therapy in patients who have a history of tendon disorders or tendon rupture.

The most common adverse reactions in the primary hyperlipidemia trials of bempedoic acid, a component of NEXLIZET and NEXLETOL, in ≥2% of patients and greater than placebo were upper respiratory tract infection, muscle spasms, hyperuricemia, back pain, abdominal pain or discomfort, bronchitis, pain in extremity, anemia, and elevated liver enzymes.

Adverse reactions reported in ≥2% of patients treated with ezetimibe (a component of NEXLIZET) and at an incidence greater than placebo in clinical trials were upper respiratory tract infection, diarrhea, arthralgia, sinusitis, pain in extremity, fatigue, and influenza.

In the primary hyperlipidemia trials of NEXLIZET, the most commonly reported adverse reactions (incidence ≥3% and greater than placebo) observed with NEXLIZET, but not observed in clinical trials of bempedoic acid or ezetimibe, were urinary tract infection, nasopharyngitis, and constipation.

The most common adverse reactions in the cardiovascular outcomes trial for bempedoic acid, a component of NEXLIZET and NEXLETOL, at an incidence of ≥2% and 0.5% greater than placebo were hyperuricemia, renal impairment, anemia, elevated liver enzymes, muscle spasms, gout, and cholelithiasis.

Discontinue NEXLIZET or NEXLETOL when pregnancy is recognized unless the benefits of therapy outweigh the potential risks to the fetus. Because of the potential for serious adverse reactions in a breast-fed infant, breastfeeding is not recommended during treatment with NEXLIZET or NEXLETOL.

Report pregnancies to Esperion Therapeutics, Inc. Adverse Event reporting line at 1-833-377-7633.

Please see full Prescribing Information for NEXLIZET and NEXLETOL.

Esperion Therapeutics

At Esperion, we discover, develop, and commercialize innovative medicines to help improve outcomes for patients with or at risk for cardiovascular and cardiometabolic diseases. The status quo is not meeting the health needs of millions of people with high cholesterol – that is why our team of passionate industry leaders is breaking through the barriers that prevent patients from reaching their goals. Providers are moving toward reducing LDL-cholesterol levels as low as possible, as soon as possible; we provide the next steps to help get patients there. Because when it comes to high cholesterol, getting to goal is not optional. It is our life’s work. For more information, visit esperion.com and esperionscience.com and follow us on X at twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, the outcomes and anticipated benefits of legal proceedings and settlements, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:
Investors:
Alina Venezia
investorrelations@esperion.com
(734) 887-3903

Media:
Tiffany Aldrich
corporateteam@esperion.com
(616) 443-8438

Esperion Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	June 30, 2024	December 31, 2023
Cash and cash equivalents	$189,304	$82,248
Working capital	169,770	44,841
Total assets	352,319	205,796
Royalty sale liability	287,499	—
Revenue interest liability	—	274,778
Convertible notes, net of issuance costs	262,475	261,596
Common stock	195	118
Accumulated deficit	(1,550,187)	(1,549,284)
Total stockholders' deficit	(344,220)	(454,994)

Esperion Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Product sales, net	$28,302	$20,293	$53,058	$37,324
Collaboration revenue	45,532	5,493	158,511	12,791
Total Revenues	73,834	25,786	211,569	50,115

Operating expenses:
Cost of goods sold	15,609	6,786	25,684	18,438
Research and development	11,461	22,099	24,864	53,480
Selling, general and administrative	44,185	33,959	86,173	63,860
Total operating expenses	71,255	62,844	136,721	135,778

Income (loss) from operations	2,579	(37,058)	74,848	(85,663)

Interest expense	(13,723)	(14,537)	(27,747)	(28,924)
Loss on extinguishment of debt	(53,235)	—	(53,235)	—
Other income, net	2,454	1,660	5,231	2,933
Net loss	$(61,925)	$(49,935)	$(903)	$(111,654)

Net loss per common share - basic and diluted	$(0.33)	$(0.46)	$(0.01)	$(1.19)

Weighted-average shares outstanding - basic and diluted	188,793,816	109,243,845	179,026,191	93,927,148